Exhibit 99.1

China Jo-Jo Drugstores Reports Fiscal 2018 First Quarter Results

HANGZHOU, China, August 14, 2017 /PRNewswire/ --

China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD, “China Jo-Jo” or “the Company”) today announced financial results for its first fiscal quarter ended June 30, 2017.

FY 2018 First Quarter Highlights:

•	Revenue increased to $21.7 million from $20.9 million a year ago
•	Wholesale revenue increased by $2,357,715 or 74.7% year-over-year
•	Gross profit was $4.2 million with gross margin of 19.3% compared to $4.5 million and 21.4% a year ago
•	GAAP net loss was $1.4 million or $0.06 per diluted share compared to net income of $131,153 or $0.01 per diluted share a year ago

China Jo-Jo's Chairman and CEO, Mr. Liu Lei commented, "We continued to expand our retail pharmacies footprint as we believe this is the right strategy to benefit from the ongoing medical reform in China diverting drug sales from public hospitals to other retail outlets. We grew our retail drugstores to 71 during the quarter and stabilized our retail drugstores sales through promotional campaigns and direct-to-patient opportunities. We continued to seek alternative referral arrangement with providers of Pharmacy Benefit Management (“PBM”) and implement strategies to increase our online pharmacy sales.”

Net revenues for the first fiscal quarter were $21.7 million compared to $20.9 million in the same quarter a year ago, an increase of $734,453 or 3.5%. Retail drugstores sales were $13.0 million, an increase of 2.5% compared to the prior year period. The increase in retail drugstore sales was primarily due to promotional campaigns, incremental DTP (Direct-to-Patient) business benefiting from ongoing hospital reforms, and growing demand for healthcare products from local consumers. The pharmacy store count increased to 71 as of June 30, 2017, compared to 61 stores a year ago.

Online pharmacy sales for the quarter were $3.1 million compared to $5.1 million in the same quarter a year ago, a decrease of $1.9 million or 38.2%. The decrease was primarily the result of a decline in business referred from Yikatong, a popular pharmacy and health insurance benefit card run by a PBM provider in China, and a decline in sales made via various e-commerce platforms during the quarter. The Company is proactively seeking referral arrangements with alternative providers of PBM.

Wholesale revenue increased by $2,357,715 or 74.7%, primarily through the resale of certain products for which the Company’s retail stores had prepared large orders to other vendors. Because these retail drugstores achieved large sales quantities for certain brand name merchandise, the Company was able to negotiate lower than market purchase prices for those items. As a result, certain vendors who were unable to obtain a better price will purchase those items, resulting in growth in the Company’s wholesale sales volumes.

Gross profit decreased by $304,143 or 6.8% year over year primarily as a result of lower gross profit provided by online sale. Gross margin was 21.4% compared to 19.3% due to lower online profit margins.

Net loss was $1.4 million or $0.06 per diluted share compared to last year’s first quarter net income of $131,153 or $0.01 per diluted share.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., is a leading China-based pharmacy that engages in retail, wholesale and online distribution and sales of pharmaceutical and health care products, including through its online and retail pharmacies. As of June 30, 2017, the Company had 71 retail pharmacies in Zhejiang Province. The Company's wholesale subsidiary supplies its retail stores and distributes drug and healthcare products to other drugstores and drug vendors. For more information, please visit: www.jiuzhou-drugstore.com (Chinese) and www.chinajojodrugstores.com (English). The Company routinely provides important information on its website.

Forward Looking Statement

Statements in this press release regarding the Company that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "estimate," "may," "will," "should," "project," "plan," "seek," "intend," "anticipate," the negatives thereof, or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. It is routine for the Company's internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of numerous factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30,	March 31,
	2017	2017
ASSETS
CURRENT ASSETS
Cash	$14,359,565	$18,364,424
Restricted cash	10,127,165	9,431,386
Financial assets available for sale	162,303	87,068
Notes receivable	171,156	253,394
Trade accounts receivable	8,794,199	8,561,596
Inventories	10,481,496	9,923,101
Other receivables, net	2,166,616	2,269,193
Advances to suppliers	4,968,236	5,504,141
Other current assets	1,659,801	1,566,155
Total current assets	52,890,537	55,960,458

PROPERTY AND EQUIPMENT, net	4,407,849	4,263,157

OTHER ASSETS
Long-term investment	36,293	46,152
Farmland assets	730,843	718,787
Long term deposits	3,115,537	2,294,848
Other noncurrent assets	1,360,796	1,177,005
Intangible assets, net	2,832,043	2,712,611
Total other assets	8,075,512	6,949,403

Total assets	$65,373,898	$67,173,018

LIABILITIES AND STOCK HOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	18,230,169	19,441,195
Notes payable	13,181,779	12,691,575
Other payables	2,640,499	2,916,283
Other payables - related parties	849,075	927,052
Customer deposits	2,804,020	2,675,030
Taxes payable	511,680	681,939
Accrued liabilities	663,160	679,350
Total current liabilities	38,880,382	40,012,424

Purchase option and warrants liability	445,893	496,217
Total liabilities	39,326,275	40,508,641

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 25,214,678 and 25,214,678 shares issued and outstanding as of June 30, 2017 and March 31, 2017	25,215	25,215
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of June 30, 2017 and March 31, 2017	—	—
Additional paid-in capital	36,924,729	36,581,248
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(14,020,561)	(12,601,257)
Accumulated other comprehensive income	1,809,131	1,350,062
Total stockholders’ equity	26,047,623	26,664,377

Total liabilities and stockholders’ equity	$65,373,898	$67,173,018

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the three months ended June 30,
	2017	2016
REVENUES, NET	$21,670,368	$20,935,915

COST OF GOODS SOLD	17,492,707	16,454,111

GROSS PROFIT	4,177,661	4,481,804

SELLING EXPENSES	3,916,859	2,682,721
GENERAL AND ADMINISTRATIVE EXPENSES	1,725,443	1,918,482
TOTAL OPERATING EXPENSES	5,642,302	4,601,203

LOSS FROM OPERATIONS	(1,464,641)	(119,399)

INTEREST INCOME	44,899	224,422
INTEREST EXPENSE	—	(439)
OTHER (EXPENSE) INCOME, NET	(29,348)	87,199
CHANGE IN FAIR VALUE OF PURCHASE OPTION AND WARRANTS LIABILITY	50,324	(32,196)

(LOSS) INCOME BEFORE INCOME TAXES	(1,398,766)	159,587

PROVISION FOR INCOME TAXES	20,538	28,434

NET (LOSS) INCOME	(1,419,304)	131,153

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	459,069	114,869

COMPREHENSIVE (LOSS) INCOME	(960,235)	246,022

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	25,214,678	18,239,065
Diluted	25,214,678	18,276,565

(LOSS) EARNINGS PER SHARES:
Basic	$(0.06)	$0.01
Diluted	$(0.06)	$0.01

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the three months ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(1,419,304)	$131,153
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt direct write-off and provision	212,199	70,736
Depreciation and amortization	289,058	246,499
Stock based compensation	343,480	590,651
Change in fair value of purchase option derivative liability	(50,324)	32,196
Accounts receivable, trade	(537,768)	(1,360,690)
Notes receivable	85,434	(40,252)
Inventories and biological assets	(387,176)	(251,067)
Other receivables	365,954	(202,805)
Advances to suppliers	450,107	(605,769)
Other current assets	(66,556)	(414,770)
Long term deposit	(772,661)	—
Other noncurrent assets	(162,049)	(358,242)
Accounts payable, trade	(1,518,372)	(679,734)
Other payables and accrued liabilities	(346,903)	(47,600)
Customer deposits	83,096	164,352
Taxes payable	(179,483)	(40,087)
Net cash provided by operating activities	(3,611,268)	(2,765,429)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of financial assets available for sale	(72,875)	—
Acquisition of equipment	(17,340)	(9,372)
Increase in construction-in-progress	(336,882)	—
Increase intangible assets	(80,162)	—
Additions to leasehold improvements	—	(26,532)
Net cash used in investing activities	(507,259)	(35,904)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(531,031)	6,951,672
Proceeds from notes payable	8,684,688	7,768,165
Repayment of notes payable	(8,410,741)	(13,368,248)
Changes in other payables-related parties	(87,449)	36,662
Net cash provided by (used in) financing activities	(344,533)	1,388,251

EFFECT OF EXCHANGE RATE ON CASH	458,201	(200,700)

INCREASE IN CASH	(4,004,859)	(1,613,782)

CASH, beginning of year	18,364,424	6,671,873

CASH, end of year	$14,359,565	$5,058,091

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$412
Cash paid for income taxes	$26,853	$17,973

Use of non-GAAP financial measures

To supplement China Jo-Jo's consolidated financial results presented in accordance with GAAP, China Jo-Jo uses the following measures defined as non-GAAP financial measures by the SEC: net income (loss) excluding share-based compensation expenses and change in fair value of derivative liabilities, and diluted net income (loss) per share excluding share-based compensation expenses and change in the fair value of derivatives liabilities. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

China Jo-Jo believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based compensation expenses and change in fair value of derivative liabilities that may not be indicative of its operating performance from a cash perspective. China Jo-Jo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management's internal comparisons to China Jo-Jo's historical performance and liquidity. China Jo-Jo computes its non-GAAP financial measures using the same consistent method from quarter to quarter. China Jo-Jo believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. A limitation of using these non-GAAP measures is that they exclude share-based compensation and change in fair value of derivative liabilities charge that has been and will continue to be for the foreseeable future a significant recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each non-GAAP measure. The table under the heading Reconciliation to non-GAAP Financial Measures in the beginning of the release has more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.

Reconciliation to non-GAAP Financial Measures

	Three Months Ended June 30,
	2017	2016
Net income	$(1,419,304)	$131,153
Non-GAAP adjustments:
Share based compensation expense	343,480	590,651
Change in fair value of derivative liabilities	(50,324)	32,196
Adjusted net income (loss)	(1,126,148)	754,000
Adjusted net income per share - diluted	(0.04)	0.04

Investor Relations Contact:
Steve Liu
86-18367166379
steve.liu@jojodrugstores.com